Exhibit 99.2

ISRAEL GROWTH PARTNERS ANNOUNCES STOCKHOLDER APPROVAL OF
AMENDMENTS TO ITS CHARTER TO PERMIT THE DISTRIBUTION OF ITS TRUST FUND AND ITS CONTINUED EXISTENCE

Herzlia, Israel – February 17, 2009 — Israel Growth Partners Acquisition Corp. (the “Company”) (OTCBB:IGPAA - News)(IGPAB, IGPAU, IGPBU, IGPAW, IGPAZ) today announced that at a special meeting of stockholders held on February 16, 2009, its stockholders voted to distribute its trust fund for the benefit of its Class B common stockholders, without the requirement that the Company dissolve and liquidate. As a result of the stockholder vote, all shares of Class B common stock have been canceled and converted into the right to receive a pro rata share of the trust fund distribution, expected to be $5.40 per share. The Company’s Series B Units are being mandatorily separated into their component parts: two Class W warrants to purchase common stock and rights to receive the distribution on two Class B shares. The Company’s Class B Common Stock [IGPAB] and Series B Units [IGPBU] will cease to be quoted on the over-the-counter bulletin board and will cease to trade or be tradeable.

The Company also announced that its common stockholders voted, at a continuation of the special meeting held today, February 17, 2009, to remove the blank check company restrictions from the Company’s charter, allowing the Company to continue its corporate existence following the distribution of the trust fund.

The Trustee of the Company’s trust fund, American Stock Transfer & Trust Company, will distribute the trust fund proceeds as quickly as possible in accordance with its usual procedures to the record holders of the Company’s Class B Common Stock as of February 17, 2009. The Company believes that virtually all of the Class B shares are held of record in “street name,” which means that the cash distributions will be sent through the securities industry clearing system to stock brokerage and other financial firms for final distribution to beneficial owners of the Class B common stock. In general, Class B stockholders should contact their financial advisors for details about the receipt and disposition of their share of the cash distribution.

Important Forward-Looking Statements Disclaimer

Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995, including the intended early trust distribution and the Company’s continued corporate existence. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These risks include, but are not limited to, any difficulties or delays associated with the trust distribution, including possible creditor claims (of which the Company is not aware of any as of this date), the ability of the Company to raise capital to fund ongoing operations, the continued eligibility of the Company’s common stock to be quoted and traded on the Nasdaq or OTCBB, the continued compliance of the Company with the reporting requirements applicable to a public company, and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.